Exhibit 10.27

[Company Letterhead]

May 4, 2016

Michael Keddington
870 Longridge Road
Oakland, CA 94610

Dear Michael,

This letter confirms our agreement on modifications to the terms of your employment agreed to between you and Covisint effective May 4, 2016 (the “Effective Date”).

Your role as SVP Global Sales will end effective immediately. However, you will remain a regular active employee of the Company, reporting and acting in a support role to Sam Inman to implement a modified Sales strategy. It is expected that you will be fully available to perform this assignment. We agree that you will stay employed with Covisint on a full time basis through October 18, 2016. However, if you secure employment prior to that time, an earlier separation date will be agreed upon by you and Covisint, and a severance amount equal to salary through October 18, 2016 will be executed.

During this period, there will be no change in your base salary, but you will no longer be eligible for the Company’s Short-term Incentive Plan. You will continue to participate in Covisint’s benefit plans as an employee but will no longer continue to accrue vacation as of the Effective Date. Your healthcare benefits and life insurance benefits will continue until the end of the month of your separation, but no later than October 31, 2016. Short and long-term disability will be in effect until the date of your separation, but no later than October 18, 2016. While performing this assignment, you agree to adhere to conditions of employment outlined in the Employee Agreement and the Code of Conduct.

You agree to surrender and forfeit your existing Covisint Stock options by executing the Surrender Agreement attached hereto. Moreover, you agree that the Severance Agreement, between yourself and the Company dated June 3, 2015, is hereby terminated. Further, you acknowledge that, in consideration of this modified agreement, you fully and unconditionally release the Company from any and all claims or causes of action, whether now known or unknown, that you at any time had against the Company as of the Effective Date. This release does not affect your ability to enforce the understanding set forth herein.

/s/ Sam Inman

Sam Inman

By signing this agreement, I have read, understand and agree to all of its term, knowingly and voluntarily with full knowledge of what it means.

Accepted:	/s/ Michael Keddington Date: May 19, 2016
Michael Keddington

[Company Letterhead]

April 22, 2015

To whom it may concern:

On April 7, 2014, the Company granted me a Non-Qualified Stock Option to purchase 140,000 shares of Covisint common stock (“April 2014 Option”) at a strike price of $7.20.  On November 17, 2014, the Company granted me a Non-Qualified Stock Option to purchase 80,000 shares of Covisint common stock (“November 2014 Option”) at a strike price of $2.79.  I hereby surrender both the April 2014 Option and the November 2014 Option and forfeit all of my rights to acquire Covisint common stock thereunder.

/s/ Michael Keddington

Michael Keddington